Exhibit 99.1

Amendment No. 1 to

Williams-Sonoma, Inc. 2001 Stock Option Plan

     In accordance with Section 16 of the Williams-Sonoma, Inc. 2001 Stock Option Plan (the “2001 Stock Option Plan”), Section 10(b) of the 2001 Stock Option Plan is hereby amended to read in its entirety as follows:

Exercise Price of Nonqualified Stock Options. The exercise price for Shares to be issued pursuant to exercise of a Nonqualified Stock Option will be determined by the Administrator provided that the per share exercise price will be no less than 100% of the Fair Market Value per share on the date of grant.

     All other provisions of the 2001 Stock Option Plan remain unchanged by this amendment.

Effective Date: October 3, 2001